Deloitte & Touche LLP
191 Peachtree Street NE Suite 2000 Atlanta, GA 30303-1943 USA
Tel: +1 404 220 1500 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2014, relating to the consolidated financial statements of Vulcan Materials Company and its subsidiary companies (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Birmingham, Alabama

June 16, 2014